PROSPECTUS SUPPLEMENT
(To prospectus dated October 14, 1999)

                           SIRIUS SATELLITE RADIO INC.

                  600,000 Warrants to Purchase Common Stock and
         Shares of Common Stock Issuable Upon Exercise of these Warrants

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         This prospectus supplement, together with the prospectus, is to be used by certain holders of the securities referred to above or by their transferees, pledgees, donees or their successors in connection with the offer and sale of the securities referred to above. The last reported sale price of our common stock on the NASDAQ National Market on March 17, 2000 was $56 1/2 per share.

         This prospectus supplement supplements the prospectus dated October 14, 1999 relating to 600,000 warrants to purchase our common stock and the shares of our common stock which may be issued upon exercise of these warrants.

         The number of shares of our common stock to be issued under the warrants and the exercise price of the warrants will be adjusted, in some instances, when we issue additional shares of common stock, options, warrants or convertible securities and in some other events. In addition to the adjustment described in the prospectus, we adjusted the number of shares for which each warrant may be exercised and the exercise price per share on account of (1) our issuance of 450,000 shares of our common stock and $18,750,000 principal amount of our 8 3/4% Convertible Subordinated Notes due 2009 on October 6, 1999 and (2) our sale of 2,000,000 shares of our 9.2% Series D Junior Cumulative Convertible Preferred Stock to affiliates of The Blackstone Group, L.P. on January 31, 2000. Adjustments are only required when the cumulative result is a change of over 1% in the exercise price of the warrants or the number of shares of common stock issuable upon the exercise of the warrants. The second transaction described above resulted in cumulative changes of over 1%.

         As a result of these adjustments each warrant may be exercised to purchase 3.947 shares of our common stock at a price of $26.45 per share. Holders of the warrants will be entitled to acquire an aggregate of 2,368,200 shares of our common stock. Any statement or other information to the contrary in the prospectus to which this prospectus supplement relates is superseded by the above statements.

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         INVESTING IN THESE SECURITIES INVOLVES CERTAIN RISKS. SEE "RISK
FACTORS" BEGINNING ON PAGE 8 OF THE ACCOMPANYING PROSPECTUS.

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         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE
CONTRARY IS A CRIMINAL OFFENSE.

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               This prospectus supplement is dated March 20, 2000.